(d)(14)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA PARTNERS, INC.

OPERATING EXPENSE LIMITS

Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
	Adviser Class	Initial Class	Service Class	Service 2 Class
VY American Century Small-Mid Cap Value Portfolio Initial Term Expires May 1, 2008 Initial Term for Service 2 Class Expires May 1, 2010	1.52%	1.02%	1.27%	1.42%

VY Baron Growth Portfolio Initial Term Expires May 1, 2013	1.59%	1.09%	1.34%	1.49%

VY Columbia Small Cap Value II Portfolio Initial Term Expires May 1, 2007 Initial Term for Service 2 Class Expires May 1, 2010	1.65%	1.15%	1.40%	1.55%

Voya Global Bond Portfolio (formerly, ING Oppenheimer Global Strategic Income Portfolio) Term Expires May 1, 2014	1.10%	0.60%	0.85%	N/A

VY Invesco Equity and Income Portfolio(1) Term Expires May 1, 2015	1.15%	0.65%	0.90%	1.05%

VY JPMorgan Mid Cap Value Portfolio	1.50%	1.00%	1.25%	1.40%

(1)  The extension of the expense limit term for VY Invesco Equity and Income Portfolio (formerly ING Invesco Equity and Income Portfolio, “Invesco Equity and Income Portfolio”) through May 1, 2015 is effective at the close of business on March 17, 2014 and is contingent upon shareholder approval of the merger of ING American Funds Asset Allocation Portfolio with and into Invesco Equity and Income Portfolio.

Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
	Adviser Class	Initial Class	Service Class	Service 2 Class
Initial Term Expires May 1, 2013

VY Oppenheimer Global Portfolio Initial Term Expires May 1, 2013	1.30%	0.80%	1.05%	1.20%

VY PIMCO Bond Portfolio (formerly ING PIMCO Total Return Portfolio) Initial Term Expires May 1, 2013	1.08%	0.58%	0.83%	0.98%

VY Pioneer High Yield Portfolio Term Expires May 1, 2011 Initial Term for Service 2 Class Expires May 1, 2011	N/A	0.71%	0.96%	1.15%

VY Templeton Foreign Equity Portfolio Term Expires May 1, 2014	1.48%	0.98%	1.23%	1.38%

VY T. Rowe Price Diversified Mid Cap Growth Portfolio Term Expires May 1, 2015	1.30%	0.80%	1.05%	1.20%

VY T. Rowe Price Growth Equity Portfolio Initial Term Expires May 1, 2013	1.25%	0.75%	1.00%	1.15%

HE

Effective Date:   May 1, 2014

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.